*Wayne Gronquist*
*Attorney and Counselor at Law*
*1104 Nueces Street*
*Austin, Texas 78701*
*(512) 478-7463*
*(512) 478-1790 (fax)*
*wayne@waynegronquist.com*

April 16, 2010

**Mr. Richard Hurst**
Chief Executive Officer
The Saint James Company
Broadway Plaza
520 Broadway, Suite 350
Santa Monica, CA 90401

**Re: Proposed petition for bankruptcy to be filed by The Saint James EOS Wine Company**

Dear Richard,

It is with much regret that I feel compelled to offer my resignation, effective immediately, from my position as Secretary of The Saint James EOS Wine Company in light of the pending bankruptcy filing referenced above.

Please confirm receipt of this letter by signing below and returning to me.

Yours truly,

**Wayne Gronquist**

Acknowledged:

By: ______________
Richard Hurst
Chief Executive Officer

Date: Apr 16, 2010